AMENDMENT TO
                               UNILAB CORPORATION
                             2000 STOCK OPTION PLAN


         1. Effective February 6, 2002, Section 12 of Unilab Corporation 2000 Executive Stock Option Plan the ("2000 Plan") is hereby amended by the insertion of the following sentence immediately after the first sentence of Section 12:

         Such payment shall be, in respect of any vested Option, absent any determination made by the Committee in its sole discretion to the contrary, equal to the positive difference between the aggregate Fair Market Value of the shares subject to such Option and the aggregate exercise price of such Option.

         2.Except as amended herein, the 2000 Plan shall remain in full force and effect.


* Approved by action of the Board of Directors on February 6, 2002.